SEPARATION, WAIVER AND MUTUAL RELEASE AGREEMENT

THIS SEPARATION, WAIVER AND MUTUAL RELEASE AGREEMENT (the "Agreement") is made as of the 16th day of November, 2000, by and among CSB Bancorp, Inc., an Ohio corporation ("CSB"), The Commercial and Savings Bank of Millersburg, an Ohio corporation, (the "Bank"), (CSB and Bank are hereinafter collectively referred to as the "Company") and Douglas D. Akins, an individual residing at ________________________, ____________, Ohio, ________ ("Akins").

RECITALS

A. Akins is President and Chief Executive Officer of both CSB and Bank.

B. Akins is an at will employee of both CSB and Bank with no written employment or other agreement between him and either of CSB or Bank.

C. Akins and the Company desire permanently to terminate any and all employment relationships between them as of the date hereof, and further desire to reach a complete and final settlement of any claims Akins may have against CSB or Bank.

NOW THEREFORE, in consideration of the promises, undertakings and payments described below, the parties hereto agree as follows:

1. Akins' last day of employment with CSB and Bank was November 16, 2000.

2. Akins represents that he has not filed, assigned or transferred any complaints, charges or claims against the Company or their respective directors, officers of employees or, if he has done so, he will dismiss all such complaints, charges, or claims with prejudice. Akins also agrees not to bring any charges, complaints or claims against the Company or their respective directors, officers or employees with respect to any matter arising out of Akins' employment or termination of that employment.

3. Akins, for himself, his representatives, agents, estate, successors and assigns, does hereby release and forever discharge the Company and their respective employees, officers, shareholders, directors, agents, attorneys, successors and assigns, from any and all actions or causes of action, suits, past, present or future claims for damages of any kind, complaints, contracts, liabilities, agreements, promises, debts and damages, whether existing or contingent, known or unknown, arising out of his former relationship with the Company. Akins agrees that, exclusively as to his release and waiver of claims under the ADEA, he has been advised that he should consult with an attorney prior to executing this Agreement; he shall have up to 21 days in which to consider this Agreement (and that the execution of this Agreement in a period of less than 21 days is his knowing and free act and deed); and that after signing this Agreement, he may revoke his release and waiver of claims under the ADEA for a period of seven days following said execution (the "Revocation Period"). All other provisions of this Agreement shall become effective and enforceable upon execution hereof; provided, however, that if Akins revokes his release and waiver of claims under the ADEA during the Revocation Period, the Company may revoke the Agreement in its entirety during the seven-day period following Akins' revocation.

4. Bank agrees to pay Akins the following amounts as consideration for the promises made by Akins hereunder:

(a) Company shall pay to Akins, on a biweekly basis, severance compensation for the period beginning November 16, 2000 and ending May 31, 2001. Payment shall be made in arrears with the first payment being made November 30, 2000 and the last payment being made on June 14, 2001 (the "Termination Date") in the amount of $91,500.

(b) Company shall, upon execution of this Agreement, make the maximum contribution allowed to Akins' account in the CSB 401-K Plan with respect to the period ending on November 16, 2000 for wages paid to that date.

(c) Company shall pay to Akins all amounts due Akins with respect to board of directors meetings of CSB and Bank attended by Akins prior to November 16, 2000.

(d) Akins agrees to elect COBRA coverage with respect to the health insurance plan maintained by Company in which Akins participates. Company shall pay all premiums associated with such COBRA coverage through May 30, 2001.

(e) Company shall continue to pay the premiums with respect to all life insurance on the life of Akins paid for by Company. Such payments shall be made to provide that life insurance through May 30, 2001.

5. Akins agrees to provide consulting services to Company in return for the payments specified above. Akins agrees to make himself available at least ten (10) hours per week as requested by Company. Akins and Company agree that services may be performed in person or at a remote location as agreed by the parties. Company shall pay all reasonable out-of-pocket expenses incurred by Akins in performance of his consulting services.

6. This Agreement contains the entire agreement among the parties regarding the matters set forth herein. There are no other understandings or agreements, verbal or otherwise, in relation thereto among the parties, except as herein expressly set forth.

7. This Agreement may be executed in several counterparts, each of which shall have the force and effect of an original.

8. This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, personal representatives, successors and assigns.

IN WITNESS WHEREOF, the undersigned have executed and delivered this Agreement on the date set forth above.

WITNESS:	CSB BANCORP, INC.

/s/ SAMUEL M. STEIMEL	By: /s/ DANIEL J. MILLER Printed Name: Daniel J. Miller Its: Chairman

WITNESS:	THE COMMERCIAL AND SAVINGS BANK OF MILLERSBURG

/s/ SAMUEL M. STEIMEL	By: /s/ DANIEL J. MILLER Printed Name: Daniel J. Miller Its: Chairman

WITNESS:

/s/ SANDRA L. MILLER	By: /s/ DOUGLAS D. AKINS
Douglas D. Akins